Exhibit 3.1
CHATHAM LODGING TRUST
ARTICLES SUPPLEMENTARY

Chatham Lodging Trust, a Maryland real estate investment trust (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:
FIRST: Pursuant to Section 3-802(b)(3) of the Maryland General Corporation Law (the “MGCL”), the Company, by a resolution (the “Resolution”) of its Board of Trustees (the “Board “) duly adopted at a meeting duly called and held, elected to no longer be subject to Section 3-803 of the MGCL.
SECOND: In accordance with the Resolution, no trustee’s term shall be shortened by the foregoing election. Commencing with the 2015 annual meeting of shareholders, as the term of each class of trustees expires, the successors to such class shall be elected to serve until the next annual meeting and until their successors are duly elected and qualify. Commencing with the 2017 annual meeting of shareholders, the entire board will be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualify.
THIRD: The Company’s election to no longer be subject to Section 3-803 of the MGCL has been approved by the Board in the manner and by the vote required by law.
FOURTH: The undersigned acknowledges these Articles Supplementary to be the trust act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested by its Secretary and Vice President on this 9th day of April, 2015.

ATTEST:    CHATHAM LODGING TRUST

/s/ Eric Kentoff	/s/ Jeffrey H. Fisher	(SEAL)
Name: Eric Kentoff	Name: Jeffrey H. Fisher
Title: Secretary and Vice President	Title: Chief Executive Officer and President